Exhibit 10.20

NOTICE OF RESTRICTED STOCK UNIT AWARD

REDDIT, INC.

2017 EQUITY INCENTIVE AND GRANT PLAN

Terms defined in the Company’s 2017 Equity Incentive and Grant Plan, as amended (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (“Notice of Grant”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant.

The Participant named below has been granted an award of restricted stock units (“RSUs”), subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement, attached as Annex A (the “RSU Agreement”) under the Plan, as follows:

Participant Name:	Jennifer Wong

Total Number of RSUs:	[____][1]

RSU Grant Date:	[____]

Vesting Commencement Date: With regard to the Service-Based Requirement, the Vesting Commencement Date shall be May 20, 2022. With regard to the Performance-Based Requirement, the Vesting Commencement Date shall be the closing date of an Initial Public Offering.

Expiration Date: The earlier to occur of: (a) the date on which settlement of all vested RSUs granted hereunder occurs and (b) the tenth (10th) anniversary of the Grant Date.

Vesting:

Two (2) vesting requirements must be satisfied on or before the Expiration Date specified above in order for an RSU to vest: (A) a service-based requirement (the “Service-Based Requirement”), and (B) a performance-based requirement (the “Performance-Based Requirement”). Except as otherwise provided in Annex A-1 to the RSU Agreement, no RSUs will vest (in whole or in part) if only one (or if neither) of such requirements is satisfied on or before the earlier of the Expiration Date or the date of the cessation of Participant’s Qualified Service (as defined in Annex A-1 to the RSU Agreement). If both the Service-Based Requirement and the Performance-Based Requirement are satisfied on or before the Expiration Date with respect to an RSU, the vesting date of the RSU will be the first date upon which both of those requirements were satisfied with respect to that particular RSU.

Performance-Based Requirement: The Performance-Based Requirement will be satisfied as and to the extent set forth in Annex A-1 to the RSU Agreement.

Service-Based Requirement: Except as otherwise provided in Annex A-1 to the RSU Agreement, the Service-Based Requirement will be satisfied as to twenty percent (20%) of the Total Number of RSUs on each of the first five (5) anniversaries of the Vesting Commencement Date, subject to Participant’s continuous Qualified Service through the applicable anniversary of the Vesting Commencement Date.

[1]

Total number of RSUs to be calculated as 0.24% of outstanding shares of the Company’s common stock after giving effect to the Shares issued upon the closing of an Initial Public Offering transaction (and any exercise of the underwriters’ over-allotment option) and the conversion of the shares of the Company’s outstanding preferred stock in connection therewith.

Settlement: Each RSU represents the right to receive one (1) share of the Company’s Class A Common Stock (“Share”) upon vesting. Vested RSUs and any Dividend Equivalents shall be settled as set forth in Annex A-1 to the RSU Agreement.

Automatic Adjustment to Total Number of RSUs: If, following an Initial Public Offering, the underwriters in such offering exercise less than all of their over-allotment option, the Total Number of RSUs shall be automatically adjusted downward so that the Total Number of RSUs equals 0.24% of the Company’s shares of common stock outstanding immediately following the closing of the Initial Public Offering, after giving effect to the underwriters’ exercise of the over-allotment option.

Participant understands that Participant’s employment or consulting relationship with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice of Grant, the RSU Agreement, or the Plan changes the at-will nature of that relationship. Participant understands that this Notice of Grant is subject to the terms and conditions of both the RSU Agreement and the Plan, each of which are incorporated herein by reference. Participant has read both the RSU Agreement and the Plan.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, the Notice of Grant, this RSU Agreement, any disclosures provided pursuant to Rule 701 of the Securities Act, account statements or other communications or information) whether via the Company’s intranet or the internet site of another third party or via email, or other means of electronic delivery specified by the Company.

By Participant’s and the Company’s acceptance hereof (in each case, whether written, electronic or otherwise), Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice of Grant, and the RSU Agreement.

ANNEX A

RESTRICTED STOCK UNIT AGREEMENT

Participant has been granted RSUs subject to the terms, restrictions, and conditions of the Company’s 2017 Equity Incentive and Grant Plan, as amended (the “Plan”), the Notice of Restricted Stock Unit Award (“Notice of Grant”), and this Restricted Stock Unit Agreement (including Annex A-1 hereto, this “Agreement”). As used in this Agreement, “Share” refers to a share of the Company’s Class A Common Stock. Unless otherwise defined herein or in the Notice of Grant, the terms defined in the Plan shall have the same defined meanings in this Agreement.

1. No Stockholder Rights. Until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

2. Dividend Equivalents. Participant will be entitled to receive payments equal to any cash dividends and other distributions paid with respect to a number of Shares corresponding to the number of RSUs subject to this Agreement (“Dividend Equivalents”). Participant will also be entitled to receive any dividends or distributions that are paid in Shares; provided, that those Shares will be converted into additional RSUs covered by this Agreement; and, further provided, that the Dividend Equivalents and any such additional RSUs will be subject to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as apply to the RSUs subject to this Agreement.

3. No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will or by the laws of descent and distribution. Any transferee who receives an interest in the RSU or the underlying Shares upon the death of Participant shall acknowledge in writing that the RSU shall continue to be subject to the restrictions set forth in this Section 3.

4. Termination. The RSUs shall terminate on the Expiration Date or earlier as provided in this Section 4. If Participant’s Qualified Service terminates for any reason, all RSUs for which vesting is no longer possible under the terms of the Notice of Grant and this Agreement shall be forfeited to the Company forthwith, and all rights of Participant to the RSUs shall immediately terminate. In case of any dispute as to whether termination of Participant’s Qualified Service has occurred, the Committee shall have sole discretion to determine whether termination has occurred and the effective date of such termination.

5. Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice of Grant, this Agreement, and the provisions of the Plan (incorporated herein by reference). Participant (i) acknowledges receipt of a copy of each of the foregoing documents, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.

6. Limitations on Transfer of Stock. Participant shall not assign, encumber or dispose of any interest in the Shares issued pursuant to this Agreement except in compliance with the Company’s then-current insider trading policy and applicable securities laws.

7. Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such shares or interest subject to the provisions of this Agreement, including the transfer restrictions of Sections 3 and 6, and the transferee shall acknowledge the restrictions in writing. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

8. Withholding of Tax. When the RSUs are settled, the fair market value of the Shares shall be treated as income subject to withholding by the Company for income and employment taxes if Participant is or was an employee of the Company. Prior to any relevant taxable or tax withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items related to the Participant’s participation in this Plan and legally applicable to the Participant (collectively, “Tax-Related Obligations”). In this regard, Participant authorizes the Company to withhold all applicable Tax-Related Obligations legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or a parent or Subsidiary of the Company. The Tax-Related Obligations related to the vesting of RSUs shall be satisfied by having the Company withhold taxes (calculated at up to the maximum statutory tax rate, as determined by the Company) from the proceeds of the sale of the Shares, through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf and Participant hereby authorizes such sales by this authorization). In addition, Participant acknowledges that it may not be possible to sell Shares as provided in this section due to (1) a legal or contractual restriction applicable to Participant or the broker selling the Shares, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Shares may be traded. In the event of an inability to sell Shares, Participant will continue to be responsible for the timely payment to the Company of all Tax-Related Obligations that are required by applicable laws and regulations to be withheld.

9. Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of termination of employment to be a “specified employee” under Section 409A, then the payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Participant’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. The satisfaction of the Performance-Based Requirement prior to the Expiration Date is intended to be a “substantial risk of forfeiture,” within the meaning of Section 409A, and the settlements related to satisfaction of the Performance-Based Requirement and Service-Based Requirement are each intended to comply with or be exempt from Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with or exemption from Section 409A, the provision will be read in such a manner so that all payments hereunder comply with or are exempt from Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

10. Tax Consequences. Participant acknowledges that there will be tax consequences upon vesting and/or settlement of the RSUs and/or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to the settlement or disposition.

11. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties, and agreements as the Committee may request of Participant for compliance with applicable laws) with all applicable foreign and US state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Stock may be listed or quoted at the time of the issuance or transfer. Participant may not be issued any Shares if the issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell the shares.

12. Legend on Certificates. The certificates representing the Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of the Company’s Stock are listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

14. Entire Agreement; Severability. The Plan and the Notice of Grant are incorporated herein by reference. The Plan, the Notice of Grant, and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof (including, without limitation, any commitment to make any other form of equity award (such as stock options) that may have been set forth in any employment offer letter or other agreement between the parties). If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

15. No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or Subsidiary of the Company, to terminate Participant’s Service Relationship, for any reason, with or without cause.

16. Information to Participants. If the Company is relying on an exemption from registration under Section 12(h)-1 of the Exchange Act and such information is required to be provided by Section 12(h)-1, the Company shall provide the information described in Rules 701(e)(3), (4) and (5) of the Securities Act by a method allowed under Section 12(h)-1 of the Exchange Act in accordance with Section 12(h)-1 of the Exchange Act; provided, that Participant agrees to keep the information confidential.

17. Delivery of Documents and Notices. Any document relating to participating in the Plan and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery or deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the e-mail address, if any, provided for Participant by the Company or at such other address as such party may designate in writing from time to time to the other party.

18. Choice of Law and Venue. This Agreement shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

* * * * * * * * * *

Annex A-1

Additional Terms Applicable to the Vesting and Settlement of RSUs

In addition to the terms set forth in the Notice of Grant and above sections of the Agreement, the RSUs shall be subject to the terms of this Annex A-1. Capitalized terms shall have the meaning ascribed such terms in the Plan, the Notice of Grant or above sections of the Agreement, as applicable, unless otherwise defined herein.

1. Performance-Based Requirement. On the first date during the period commencing on the 6-month anniversary of an Initial Public Offering and ending on the tenth anniversary of the Grant Date (the “Performance Period”) that the Specified Average Price equals or exceeds a Stock Price Hurdle specified in the table below (each, a “Stock Price Hurdle”), then, subject to Participant’s continuous Qualified Service (or being deemed to be in continued Qualified Service) through such date, that number of RSUs set forth in the table below opposite the applicable Stock Price Hurdle shall thereupon be deemed to have satisfied the Performance-Based Requirement.

Tranche	Stock Price Hurdle	RSUs Satisfying Performance- Based Requirement (as portion of Total Number of RSUs)
1	$124	1/7th
2	$154	1/7th
3	$185	1/7th
4	$216	1/7th
5	$247	1/7th
6	$278	1/7th
7	$309	1/7th

2. Vesting Acceleration; Termination. Notwithstanding anything to the contrary in the Notice of Grant, the Agreement, or Section 1 above:

(a) Cause, Voluntary Resignation. In the event of a termination of Participant’s Qualified Service effected by the Company for Cause or by Participant other than for Good Reason, all unvested RSUs shall thereupon forfeit for no consideration, and, solely in the case of a termination of Participant’s Qualified Service effected by the Company for Cause, any vested RSUs that have not been settled may be forfeited and any Shares issued in settlement of vested RSUs may be recouped, in each case, in accordance with a formal clawback or recoupment policy adopted by the Board, but solely to the extent determined appropriate by the Board after considering all of the facts and circumstances surrounding the event giving rise to Cause and its impact on the Company as a whole. In the event the Company discovers facts following Participant’s cessation of Qualified Service that, if known prior to such cessation, would have provided grounds to terminate Participant’s Qualified Service for Cause, then, to the extent determined appropriate by the Board, for the purposes of this Section 2(a), such cessation of Qualified Service shall constitute a termination of Participant’s Qualified Service for Cause.

(b) Without Cause, Good Reason, Death, Disability. In the event of a termination of Participant’s Qualified Service effected by the Company other than for Cause, by Participant for Good Reason or due to Participant’s death or Disability, then, for the purposes of determining satisfaction of the Service-Based Requirement in accordance with the Notice of Grant and the Performance-Based Requirement under Section 1 above or Section 2(c) below, Participant shall be deemed to be in continued Qualified Service until the first (1st) anniversary of such termination of Qualified Service and any RSUs that remain unvested as of such first (1st) anniversary shall thereupon forfeit for no consideration. The foregoing acceleration of the Service-Based Requirement and ability to satisfy the Performance-Based Requirement for one (1) year after termination of Qualified Service shall be subject to Participant (or in the event of Participant’s death, Participant’s estate) delivering to the Company a general release of all claims against the Company and its affiliates substantially in the form attached to the Company’s Executive Change in Control and Severance Plan that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following the date Participant’s Qualified Service terminates. For the avoidance of doubt, nothing in this Section 2(b) shall extend the Performance Period and any RSUs for which the Performance-Based Requirement remains unsatisfied as of the end of the Performance Period shall thereupon forfeit for no consideration.

(c) Change in Control. As of immediately prior to the consummation of a Change in Control, the Service-Based Requirement shall be deemed satisfied as to all of the RSUs and the Performance-Based Requirement shall be deemed satisfied as to that number of RSUs determined in accordance with Section 1 above, except that in the event the amount per share of Class A Common Stock to be paid to a stockholder in connection with such Change in Control falls between two Stock Price Hurdles in the table in Section 1 above, then a portion of the RSUs that would otherwise have satisfied the Performance-Based Requirement upon achievement of the higher of the two (2) Stock Price Hurdles shall be deemed to have satisfied the Performance-Based Requirement as determined using linear interpolation between the two Stock Price Hurdles. Any RSUs for which the Performance-Based Requirement has not been satisfied, or deemed satisfied, in accordance with this Section 2(c) shall terminate immediately prior to the Change in Control without any payment of consideration therefor.

3. Settlement. Each Share underlying each vested RSU will be issued, and any related Dividend Equivalents paid, to Participant on, or as soon as administratively practicable following (without crossing calendar years), the earliest of (a) the date such RSU vested, (b) immediately prior to a Change in Control (after giving effect to any vesting attributable to such Change in Control under Section 2(c) above), (c) the date of Participant’s “separation from service” within the meaning of Section 409A of the Code and (d) solely with respect to RSUs that vest based on the satisfaction of the Performance-Based Requirement during the one (1) year period following the cessation of Participant’s Qualified Service effected by the Company other than for Cause, by Participant for Good Reason, or due to Participant’s death or Disability, the date of vesting.

4. Forfeiture. Any RSUs that have not vested as of the tenth (10th) anniversary of the Grant Date shall thereupon forfeit for no consideration.

5. Definitions. For purposes of the Agreement (including this Annex A-1):

(a) “Cause” has the meaning set forth in the Company’s Executive Change in Control and Severance Plan.

(b) “Change in Control” has the meaning set forth in the Company’s Executive Change in Control and Severance Plan.

(c) “Good Reason” has the meaning set forth in the Company’s Executive Change in Control and Severance Plan.

(d) “Qualified Service” means Participant’s service to the Company as the Company’s Chief Operating Officer or in such other position as the Board shall determine constitutes Qualified Service hereunder.

(e) “Specified Average Price” means the trailing sixty (60) calendar day average closing trading price of a share of Class A Common Stock as reported on the securities exchange constituting the primary market for the shares of Class A Common Stock or, in the event of a Change in Control, the amount per share of Class A Common Stock to be paid to a stockholder in connection with such Change in Control.